Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Gamida Cell Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, NIS 0.01 per share, reserved for future issuance under the 2017 Share Incentive Plan, as amended and restated	457(h)	7,447,144	(3)	1.64	(1)	$12,213,316.16	0.0001102	$1,345.91
Total Offering Amounts							$12,213,316.16		–
Total Fee Offsets									–
Net Fee Due									$1,345.91

(1)	This estimate is made solely for the purpose of calculating the registration fee on the basis of $1.64, the average of the high and low prices of the Registrant’s Ordinary Shares (“Ordinary Shares”) as reported on the Nasdaq Global Market on May 9, 2023.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Ordinary Shares that become issuable under the Registrant’s 2017 Share Incentive Plan, as amended and restated (the “2017 Plan”), by reason of any share split, combination, recapitalization or other similar transaction.

(3)

Represents (i) 2,983,322 additional Ordinary Shares that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2023, (ii) 2,398,816 additional Ordinary Shares that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2022, and (iii) 2,065,006 additional Ordinary Shares that were automatically added to the shares authorized for issuance under the 2017 Plan on January 1, 2021, in each case pursuant to an “evergreen” provision contained in the 2017 Plan.